Exhibit 99.1

Newborn Acquisition Corp. Reminds Stockholders of Special Meeting Date of February 10, 2021 and Provides Clarification for Shareholders on Notifications Received from their Brokers

February 3, 2021 -- Newborn Acquisition Corp. (“Newborn” or the "Company") (NASDAQ:NBAC), a special purpose acquisition company, is holding an Extraordinary General Meeting on February 10, 2021 at 8:00 a.m., Hong Kong Time (7:00 p.m. Eastern Time on February 9, 2021).

Shareholders have received two notifications from their brokers - one for their proxy vote and one for their redemption election.

Proxy Vote Notification

Proxy Materials have been distributed to shareholders of record by email notification and U.S. postal service. The extraordinary general meeting is being held to amend Newborn's amended and restated memorandum and articles of association to extend the date by which the Company has to consummate a Business Combination (the “Extension”) for an additional three (3) months, from February 19, 2021 to May 19, 2021, without depositing additional funds in the company’s trust account and a proposal to amend the Company’s investment management trust agreement to make changes necessary to reflect the Extension.

Approval of the Extension Amendment will require a Special Resolution under Cayman Islands law, which requires the affirmative vote of a majority of at least two-thirds of the shareholders who attend and vote at the Extraordinary General Meeting.

Approval of the Trust Amendment will require the affirmative vote of holders of at least 50% of the ordinary shares sold in the Company’s IPO.

The Board recommends a vote "FOR" the company's proposals.

Please note that if your shares are held at brokerage firm or bank, your broker will not vote your shares for you. You must cast the vote. For assistance with voting your shares please contact Advantage Proxy, Inc. toll free at 1-877-870-8565, collect at 1-206-870-8565 or by email to ksmith@advantageproxy.com.

Shareholders must have been a shareholder of record as of January 15, 2021, the record date for the special meeting, in order to vote at the special meeting.

Redemption Election Notification

Pursuant to Newborn's charter, the holders of Newborn's ordinary shares must be given the opportunity to redeem their shares in connection with the Extension, even if the price of the ordinary shares on Nasdaq is higher than the redemption price.

Shareholders have received notification from their brokers asking them to either accept or decline the redemption offer. If you are a holder of Newborn's ordinary shares and want to continue to hold those shares, you should not redeem your shares in connection with the Extension by declining or ignoring the offer.

If the Amendments are approved by stockholders, the remaining holders of Newborn ordinary shares will retain their rights to redeem their shares and vote on the Business Combination when the transaction is submitted to Newborn's shareholders at a future date. The Business Combination is expected to be completed in the first quarter of 2021, subject to, among other things, the approval by Newborn's shareholders, satisfaction of the conditions stated in the definitive agreement and other customary closing conditions.

About Nuvve Corporation

Nuvve Corporation is a San Diego-based green energy technology company whose mission is to lower the cost of electric vehicle ownership while supporting the integration of renewable energy sources, including solar and wind. Our proprietary vehicle-to-grid (V2G) technology – Nuvve's Grid Integrated Vehicle (GIVe™) platform – is refueling the next generation of electric vehicle fleets through cutting-edge, bidirectional charging solutions. Since its founding in 2010, Nuvve has been responsible for successful V2G projects on five continents and is deploying commercial services worldwide. For more information please visit www.nuvve.com.

About Newborn Acquisition Corp.

Newborn Acquisition Corp. is a blank check company, holding approximately $57.5 million in its trust account, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar Business Combination with one or more businesses.

Investor Contact

Lytham Partners

Robert Blum

nuvve@lythampartners.com

+1 602 889 9700

Forward Looking Statements

The information in this press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this presentation, regarding the proposed Business Combination between Newborn and Nuvve, Newborn and Nuvve's ability to consummate the transactions, the benefits of the transactions and the combined company's future financial performance, as well as the combined company's strategy, future operations, estimated financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words "could," "should," "will," "may," "believe," "anticipate," "intend," "estimate," "expect," "project," the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management's current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Newborn and Nuvve disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Newborn and Nuvve caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of either Newborn or Nuvve. In addition, Newborn cautions you that the forward-looking statements contained in this press release are subject to the following factors: (i) the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the agreements related thereto; (ii) the outcome of any legal proceedings that may be instituted against Newborn or Nuvve following announcement of the transactions; (iii) the inability to complete the Business Combination due to the failure to obtain approval of the shareholders of Newborn, or other conditions to closing in the merger agreement; (iv) the risk that the proposed Business Combination disrupts Nuvve's current plans and operations as a result of the announcement of the transactions; (v) Nuvve's ability to realize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of Nuvve to grow and manage growth profitably following the Business Combination; (vi) costs related to the Business Combination; (vii) risks related to the rollout of Nuvve's business and the timing of expected business milestones; (viii) Nuvve's dependence on widespread acceptance and adoption of electric vehicles and increased installation of charging stations; (ix) Nuvve's ability to maintain effective internal controls over financial reporting, including the remediation of identified material weaknesses in internal control over financial reporting relating to segregation of duties with respect to, and access controls to, its financial record keeping system, and Nuvve's accounting staffing levels; (x) Nuvve's current dependence on sales of charging stations for most of its revenues; (xi) overall demand for electric vehicle charging and the potential for reduced demand if governmental rebates, tax credits and other financial incentives are reduced, modified or eliminated or governmental mandates to increase the use of electric vehicles or decrease the use of vehicles powered by fossil fuels, either directly or indirectly through mandated limits on carbon emissions, are reduced, modified or eliminated; (xii) potential adverse effects on Nuvve's revenue and gross margins if customers increasingly claim clean energy credits and, as a result, they are no longer available to be claimed by Nuvve; (xiii) the effects of competition on Nuvve's future business; (xiv) risks related to Nuvve's dependence on its intellectual property and the risk that Nuvve's technology could have undetected defects or errors; (xv) changes in applicable laws or regulations; (xvi) the COVID-19 pandemic and its effect directly on Nuvve and the economy generally; (xvii) risks related to disruption of management time from ongoing business operations due to the proposed Business Combination; (xvii) risks relating to privacy and data protection laws, privacy or data breaches, or the loss of data; and (xix) the possibility that Nuvve may be adversely affected by other economic, business, and/or competitive factors. Should one or more of the risks or uncertainties described in this press release materialize or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in the reports that Newborn has filed and will file from time to time with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2019. Newborn's SEC filings are available publicly on the SEC's website at www.sec.gov.

Important Information and Where to Find it

In connection with the Extraordinary General Meeting to be held on February 10, 2021, Newborn Acquisition Corp. has filed a definitive proxy statement with the SEC.

In connection with the proposed Business Combination, NB Merger Corp., as the successor to Newborn, filed a registration statement on Form S-4 (the "Form S-4") with the SEC. The Form S-4 includes a preliminary proxy statement/prospectus of Newborn and NB Merger Corp., which Newborn filed with the SEC as a proxy statement on Schedule 14A, for the solicitation of proxies from Newborn's shareholders and for the offering of NB Merger Corp.'s securities to the security holders of Newborn and Nuvve in the Business Combination. Additionally, Newborn and NB Merger Corp. will file other relevant materials with the SEC in connection with the Business Combination. Copies may be obtained free of charge at the SEC's web site at www.sec.gov. The definitive proxy statement/prospectus will be mailed to Newborn shareholders as of a record date to be established for voting on the proposed Business Combination. Investors and security holders of Newborn are urged to read the proxy statement/prospectus and the other relevant materials when they become available before making any voting decision with respect to the proposed Business Combination because they will contain important information about the Business Combination and the parties to the Business Combination. The information contained on, or that may be accessed through, the websites referenced in this press release is not incorporated by reference into, and is not a part of, this press release.

Participants in the Solicitation

Newborn and its directors and officers may be deemed participants in the solicitation of proxies of Newborn's shareholders in connection with the proposed Business Combination. Nuvve and its officers and directors may also be deemed participants in such solicitation. Security holders may obtain more detailed information regarding the names, affiliations and interests of certain of Newborn's executive officers and directors in the solicitation by reading Newborn's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and the proxy statement/prospectus and other relevant materials filed with the SEC in connection with the Business Combination when they become available. Information concerning the interests of Newborn's participants in the solicitation, which may, in some cases, be different than those of their stockholders generally, will be set forth in the proxy statement/prospectus relating to the Business Combination when it becomes available.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or constitute a solicitation of any vote or approval.